Education Management Corporation Announces Adoption of 10b5-1 Stock Repurchase Plan

PITTSBURGH, Sept. 14 /PRNewswire-FirstCall/ -- Education Management Corporation (Nasdaq: EDMC), one of the largest providers of post-secondary education in North America, announced today that it has adopted a Rule 10b5-1 plan (the "Plan") in connection with the $50 million share repurchase program that was announced by the Company on June 11, 2010.

The Plan allows for the repurchase of shares during the time when the Company's insider trading policy does not allow for the direct purchase of shares by the Company.  A broker selected by the Company will have the authority under the terms and limitations specified in the Plan to repurchase shares on the Company's behalf in accordance with the terms of the Plan. Repurchases are subject to SEC regulations as well as certain price, market, volume, and timing constraints specified in the Plan.

About Education Management

Education Management (www.edmc.com), with over 136,000 students as of October 2009, is among the largest providers of post-secondary education in North America, based on student enrollment and revenue, with a total of 101 locations in 31 U.S. states and Canada. We offer academic programs to our students through campus-based and online instruction, or through a combination of both. We are committed to offering quality academic programs and continuously strive to improve the learning experience for our students. Our educational institutions offer students the opportunity to earn undergraduate and graduate degrees and certain specialized non-degree diplomas in a broad range of disciplines, including design, media arts, health sciences, psychology and behavioral sciences, culinary, fashion, business, education, legal and information technology.

Cautionary Statement

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements typically contain words such as "anticipates," "believes," "estimates," "expects," "intends" or similar words indicating that future outcomes are not known with certainty and are subject to risk factors that could cause these outcomes to differ significantly from those projected.  Forward-looking statements include, but are not limited to, statements related to the Company's future operating and financial performance, and include statements regarding expected enrollment, revenue, expense levels, capital expenditures and earnings.  Any such forward-looking statements involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements. Cautionary statements identifying certain factors, but not all factors, that could cause or contribute to such differences include those matters disclosed in the Company's Securities and Exchange Commission filings. Past results of Education Management are not necessarily indicative of its future results. Education Management does not undertake any obligation to update any forward-looking statements.

COMPANY CONTACT:
James Sober, CFA
Vice President, Finance
(412) 995-7684

CONTACT: James Sober, CFA, Vice President, Finance, Education Management Corporation, +1-412-995-7684